EXHIBIT 8


                                                     October 21, 1997



Precision Auto Care, Inc.
WE JAC Corporation
Miracle Industries, Inc.
Lube Ventures, Inc.
Miracle Partners, Inc.
Rocky Mountain Ventures, Inc.
Rocky Mountain Ventures II, Inc.
Prema Properties, Ltd.
Ralston Car Wash, Ltd.
The Karl Byrer Group, Inc.
c/o Precision Auto Care, Inc.
748 Miller Drive, S.E.
Leesburg, Virginia  20175

                           Re: Registration Statement on Form S-4 of Precision Auto Care, Inc.

Ladies and Gentlemen:

         This opinion is delivered to you in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission by Precision Auto Care, Inc. ("Precision Auto Care") in connection with the proposed transactions which are the subject of a Plan of Reorganization and Agreement for Share Exchange Offers dated August 27, 1997, among Precision Auto Care, Inc., a Virginia corporation, WE JAC Corporation, a Delaware corporation, Miracle Industries, Inc., an Ohio corporation, Lube Ventures, Inc., a Delaware corporation, Miracle Partners, Inc., a Delaware corporation, Rocky Mountain Ventures, Inc., a Colorado corporation, Rocky Mountain Ventures II, Inc., a Colorado corporation, Prema Properties, Ltd., an Ohio limited liability company, Ralston Car Wash, Ltd., a Colorado limited liability company, and The Karl Byrer Group, Inc., a Colorado corporation (the "Combination Agreement"), of a wholly owned subsidiary of Precision Auto Care with and into Precision Auto Care. We have reviewed the tax disclosure set forth in the Joint Proxy Statement/Prospectus which is included in the Registration Statement (the "Joint Proxy Statement"). In our opinion, the statements contained in the Joint Proxy Statement under the


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October 13, 1997
Page 2



heading "The Combination--Federal Income Tax Consequences" fairly and accurately present the information required to be presented.

         This letter is furnished by us in our capacity as independent accountants for Precision Auto Care, Inc. and is solely for benefit of Precision Auto Care and each of the other parties to the Combination Agreement.

         This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion has no binding effect or official status, and accordingly no assurance can be given that the position set forth herein will be sustained by a court, if contested. No ruling will be obtained from the Internal Revenue Service with respect to the transactions which are the subject of the Combination Agreement.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "The Combination--Certain Federal Income Tax Consequences" in the Joint Proxy Statement.

                                                     Respectfully submitted,

                                                     ERNST & YOUNG LLP


                                                     By:________________________